Exhibit 99.1

GeoPharma Announces Revenues Increase By 166% in the Second Quarter of Fiscal Year 2009.

Largo, FL – November 13, 2008 – GeoPharma, Inc. (NASDAQ:GORX) (the “Company”) announced its Fiscal Year 2009 second quarter results for the period ended September 30, 2008, reporting revenues of $16,039,751 representing a 166% increase over the Fiscal Year 2008 second quarter results. The Company recorded a net loss of ($3,888,580) or ($0.24) per common share. Revenues for the 6 month period ended September 30, 2008 increased by $23,224,077 to $36,065,058 compared to the same period a year ago representing an increase of 180%.

Commenting on the quarter GeoPharma CEO Mihir Taneja stated, “The economic climate throughout the nation has presented many challenges for our businesses. However this year’s second quarter results reveal top line increases in our Distribution and Pharmaceutical Businesses. Revenues in the Distribution segment increased 705% for the quarter versus the same period a year ago and the Pharmaceutical segment recorded revenues of $534,006 versus the absence of any revenue in the same period a year ago. Manufacturing revenue decreased slightly by $115,385, but with the addition of new contracts, we remain confident that the growth of that segment will resume and be driven higher in the second half of the year. We also anticipate that the decline in the price of oil in recent months will improve future costs in our transportation expenses, as well as the cost of overall purchases. Additionally the effect of other strategic cuts will begin to yield a better cost profile for the company in the months to come.”

Q2 Highlights

•	Revenues in the Distribution segment increased 705% versus the second quarter of fiscal year 2008.

•	Revenues in the Manufacturing segment decreased slightly by 2.4% versus the second quarter of fiscal year 2008.

•	Revenues in the Pharma segment increased to $534,006 versus no revenue for the second quarter of fiscal year 2008.

•	Revenues overall for the second quarter increased 166% versus the second quarter of fiscal year 2008.

•	Gross Profits for the second quarter of fiscal year 2009 were $2,689,405 versus Gross Profits of $1,231,469 for the second quarter of fiscal year 2008, an increase of $1,457,936 or 118%.

•	As of September 30, 2008 GeoPharma maintained approximately $1,300,000 in cash and $6,000,000 in a CD.

•	Research and Development expenses increased $135,284 or approximately 37% above the second quarter of fiscal year 2008.

“Without a doubt, the state of the credit markets and the stock markets respectively has created apprehension among the investing public, stated GeoPharma CFO Carol Dore-Falcone. Furthermore, recent volatility and speculative interpretation of recent events, adds to the trepidation.”

Accordingly, the GeoPharma management wants to make certain other items about its business dealings clear:

Regarding the manufacturing of GeoPharma’s private label products, it has been reported that a customer of ours representing more than 5% of our Fiscal Year 2008 business has filed for Chapter 11 bankruptcy. While this is correct this particular customer continues to operate out of Bankruptcy and purchase finished product from the Company. Our business relationship remains very much intact; in fact, recently a court entered an Agreed Order whereby the court concluded that the Company’s divisions, Innovative Health Products, Inc. (“Innovative”) and LIBI Labs, Inc. (“LIBI”) “are each necessary and critical vendors” to this customer and that Innovative and LIBI claims for payment are valid. The Company expects to be repaid in full by the customer as a result of the court order and all additional purchases of finished product are being paid prior to shipment.

In the Specialty Pharma segment, we have been awaiting approvals to begin production of generic antibiotics in two different locations. Our Beta Lactam antibiotic facility in Baltimore, Maryland is dedicated to the production of Amoxicillin, Ampicillin and Penicillin and a facility in Largo, Florida exclusively for the production of Cephalosporin antibiotics. Recently several of our Florida locations were visited by the Food and Drug Administration (FDA) regarding a “Pre-approval Inspection” associated with our Cephalosporin ANDA filing. Communications with the FDA continue and as of today we have received no new approvals, but we remain secure in the belief that we are making positive progress toward production.

Continued developments in our Specialty Pharma segment include the further gathering of data for a medical device to be used in the monitoring of Ovarian Cancer. The scientific research involved in such pursuits is meticulous, expensive and time consuming. Nonetheless, we are very pleased with the results of our work to date and would hope to file a 510k for our device as a monitoring test for Ovarian Cancer. Eventually, the company intends to expand the platform and file data with the FDA for this technology to be used as an Ovarian Cancer screener as well.

Lastly, although not in the habit of commenting on market valuation the Company certainly does not feel that the current price of its stock is commensurate with its intrinsic value. Accordingly, our Chairman has recently executed open market purchases of GeoPharma stock. The Company is currently examining several options as a means to have that value recognized more precisely by the marketplace. Furthermore, we strongly believe that when this tumultuous period in the markets is concluded, GeoPharma, Inc. will emerge a stronger company, fundamentally and financially.

A conference call has been scheduled with CEO, Mihir Taneja, and Senior VP/CFO, Carol Dore-Falcone for Thursday November 13, 2008 at 4:35. The dial in number for participants is 1-877-741-4239 and 719-325-4803 for international callers. The Conference Confirmation code is 6951540. Participants may also choose to listen to the conference call via the Internet at http://gorx.client.shareholder.com/.

A replay of the call will be available at 7:35 PM ET until Midnight, Thursday November 27th. The Replay of the call may be heard by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The Replay Pass Code is 6951540.

ABOUT GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in 3 main market segments: Specialty Pharma, Manufacturing, and Distribution. The Specialty Pharma division specializes in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing and Distribution divisions, manufacture, package, and distribute generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

GeoPharma’s growth strategy is to capitalize on its research and manufacturing expertise to develop medical devices and high margin generic drug products for niche markets with high barriers to entry. GeoPharma’s competitive advantage in these areas is in its ability to navigate the challenges that such market pursuits present effectively.

Currently GeoPharma employs over 300 people and operates facilities in Florida, Maryland, Pennsylvania, Nevada, Rhode Island, and Texas utilizing over 330,000 sq. ft. of office, warehouse, manufacturing and laboratory facilities.

For further information visit the “For Investors” section of the GeoPharma website at www.geopharmainc.com.

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

Alexander Nachman

Director of Investor and Media Relations

GeoPharma, Inc.

1-727-471-0850, ext. 243

IR@GeoPharmainc.com

(UNAUDITED) GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Distribution	$10,960,724	$1,360,751	$24,589,641	$3,217,271
Manufacturing	4,545,021	4,660,406	10,816,974	9,582,511
Pharmaceutical	534,006	—	658,443	41,199

Total revenues	$16,039,751	$6,021,157	$36,065,058	$12,840,981

Cost of goods sold:
Distribution	9,213,081	721,542	19,857,629	1,737,435
Manufacturing (excluding depreciation and amortization presented below)	2,960,216	3,327,391	7,670,091	6,788,026
Pharmaceutical	1,177,049	740,755	2,113,484	1,573,380

Total cost of goods sold	$13,350,346	$4,789,688	$29,641,204	$10,098,841

Gross profit:
Distribution	1,747,643	639,209	4,732,012	1,479,836
Manufacturing	1,584,805	1,333,015	3,146,883	2,794,485
Pharmaceutical	(643,043)	(740,755)	(1,455,041)	(1,532,181)

Total gross profit	$2,689,405	$1,231,469	$6,423,854	$2,742,140

Selling, general and administrative expenses:
Selling, general and administrative expenses	5,965,118	3,430,179	11,746,787	6,307,385
Stock compensation expense	368,067	264,247	674,417	420,837
Depreciation and amortization	724,907	372,231	1,393,009	819,358

Total selling, general and administrative expenses	7,058,092	4,066,657	13,814,213	7,547,580

Operating income (loss) before other income and expense, minority interest, income taxes and discontinued operations	$(4,368,687)	$(2,835,188)	$(7,390,359))	$(4,805,440)
Other income (expense), net:
Interest income (expense), net	(519,937)	(33,178)	(979,237)	(72,969)
Other income (expense), net	9,356	126	13,830	2,249

Total other income (expense), net	$(510,581)	$(33,052)	$(965,407)	$(70,720)

Income (loss) before minority interest, income taxes and discontinued operations	$(4,879,268)	$(2,868,240)	$(8,355,766)	$(4,876,160)
Minority interest benefit (expense)	172,688	216,793	370,424	442,456
Income tax benefit (expense)	955,500	877,802	1,617,900	1,685,402

Net income (loss) from continuing operations	$(3,751,080)	$(1,773,645)	$(6,367,442)	$(2,748,302)
Discontinued operations:
Revenues: PBM	$—	$—	$—	$2,925,139
Cost of goods sold: PBM	—	—	—	2,904,274

Gross profit: PBM	$—	$—	$—	$20,865
Selling, general and administrative expenses: PBM	—	—	—	20,785
PBM segment exit income (expense)	—	—	—	8,300

Discontinued operations net income (net of income tax)	$—	$—	$—	$8,380

Net income (loss)	$(3,751,080)	$(1,773,645)	$(6,367,442)	$(2,739,922)
Preferred stock dividends	137,500	100,002	287,300	208,335

Net income (loss) available to common shareholders	$(3,888,580)	$(1,873,647)	$(6,654,742)	$(2,948,257)

Basic income (loss) per share	$(0.24)	$(0.16)	$(0.43)	(0.27)

Basic weighted average number of common shares outstanding	16,396,092	11,436,721	15,544,306	11,042,688

Diluted income (loss) per share	$(0.24)	$(0.16)	$(0.43)	$(0.27)

Diluted weighted average number of common shares outstanding	16,396,092	11,436,721	15,544,306	11,042,688

Basic and diluted discontinued operations earnings per share	$—	$—	$—	$—